SCHEDULE 14A INFORMATION



Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


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                             Washington Mutual, Inc.
                (Names of Registrant as Specified in Its Charter)



    (Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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Media Contact:       Washington Mutual
                     Bill Ehrlich
                     1-800-228-9268
                     Gavin Anderson & Company
                     Hollis Rafkin-Sax
                     212-373-0231

Investor Contact:    Washington Mutual
                     JoAnn DeGrande
                     206-461-3186



                                  May 14, 1997
                              FOR IMMEDIATE RELEASE

                  WASHINGTON MUTUAL HOLDS INVESTOR CONFERENCE;
              EXPRESSES CONFIDENCE IN 1997 & 1998 EARNINGS OUTLOOK

     SEATTLE, Washington -- Washington Mutual, Inc. (Nasdaq: WAMU) yesterday concluded a highly informative investor conference in Seattle, Washington. The conference was widely attended by both Washington Mutual and Great Western Financial Corporation (NYSE: GWF) investors and analysts from around the country.

     The theme of the conference was Washington Mutual's "Growth, Value and Experience," and the audience heard presentations by members of the company's executive and senior management. The company also led attendees on tours of
Washington Mutual facilities to demonstrate its state-of-the-art banking technology.

     Chairman, President and Chief Executive Officer Kerry Killinger emphasized that he believed the company's long-term growth prospects were very strong. "We are comfortable with the mid-range of current First Call and IBES consensus estimates for 1997, which are $3.88 and $3.90 per share respectively." Killinger further stated that his comfort level was high with the upper end of current First Call and IBES consensus estimates for 1998, which are $4.75 and $4.80 per share respectively. "The company's ability to generate capital and to deploy that capital through strong loan origination, coupled with continuing franchise and customer growth in all our markets, makes us confident that these estimates are very achievable."

                                     -more-
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                                       -2-

     Other presenters reviewed the strong loan origination trends in all of Washington Mutual's markets. The company's long-term goal is to maintain a 5 percent common equity-to-assets ratio. Its strong loan origination capabilities should permit capital to be fully deployed into residential, consumer and commercial loans.

     In addressing one of the key elements of Washington Mutual's growth strategy, Executive Vice President Liane Wilson reviewed the progress of integrating the data processing systems of American Savings Bank. She noted that all important milestones to date had been met, and the company was on track to convert American's deposit accounts on July 3 and its loan accounts on August 6.

     Killinger concluded that this timeline would put Washington Mutual in an excellent position to complete its merger with and begin to integrate Great Western soon after the June 13 shareholder votes and necessary regulatory approvals. "Our merger with Great Western will be a powerful combination that will add materially to the franchise value and drive superior shareholder returns through enhanced earnings growth."

     With a history dating back to 1889, Washington Mutual is a diversified financial services company focusing on families and small and mid-sized businesses. At year-end 1996, Washington Mutual and its subsidiaries had consolidated assets of $44.6 billion and operated more than 550 offices in Washington, California, Idaho, Utah, Montana, Arizona, Colorado and Nevada. The company's subsidiaries provide consumer and commercial banking, full-service securities brokerage, mutual fund management and insurance underwriting.

     This press release contains estimates of future operating results for 1997, 1998 and 1999 for Washington Mutual, Inc. on a stand-alone basis. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in WAMU's Current Report on Form 8-K dated March 6, 1997, and its Registration Statatement on Form S-4, Registration No. 333-23221, as filed with the Securities and Exchange Commission, to which reference is hereby made.

                                     -more-

     Washington Mutual ("Washington Mutual") and other certain persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western Financial Corporation ("Great Western") and a wholly-owned subsidiary of Washington Mutual pursuant to which each outstanding share of Great Western common stock would be converted in 0.9 shares of Washington Mutual common stock ("the Merger"). The participants may include the directors of Washington Mutual (Douglas P. Beighle, David Bonderman,
J. Taylor Crandall, Roger H. Eigsti, John W. Ellis, Daniel J. Evans, Anne V. Farrell, William P. Gerberding, Kerry K. Killinger, Samuel B. McKinney, Michael
K. Murphy, William G. Reed, Jr. and James E. Stever); the following executive officers of Washington Mutual: Craig S. Davis, Steven P. Freimuth, Lee D. Lannoye, William A. Longbrake, Deanna W. Oppenheimer, Craig E. Tall and S. Liane Wilson; and the following other members of management of Washington Mutual:
Karen Christensen, JoAnn DeGrande, William Ehrlich, James B. Fitzgerald, Marc Kittner, and Douglas G. Wisdorf (collectively, the "Washington Mutual Participants"). As of the date of this communication, David Bonderman, J. Taylor Crandall and Kerry K. Killinger beneficially owned 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of Washington Mutual common stock, respectively. The remaining Washington Mutual participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.


     Other participants in the solicitation include Great Western and may include the directors of Great Western (James F. Montgomery, John F. Maher, Dr. David Alexander, H. Frederick Christie, Stephen E. Frank, John V. Giovenco, Firmin A. Gryp, Enrique Hernandez, Jr., Charles D. Miller, Dr. Alberta E. Siegel and Willis E. Wood, Jr.); the following executive officers of Great Western: J. Lance Erikson, Carl F. Geuther, Michael M. Pappas, A. William Schenck III, Ray
W. Sims and Jaynie M. Studenmund; and the following other members of management of Great Western: Ian D. Campbell, Charles Coleman, Allen D. Meadows and John A. Trotter (collectively, the "Great Western Participants"). As of the date of this communication, James F. Montgomery and John F. Maher beneficially owned 680,488 shares and 611,762 share of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities. The Great Western participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities.


     Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement if reasonable out-if-pocket expenses. In addition, Washington Mutual has agreed to idemnify Lehman Brothers and certain persons related to it against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that
Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: Steven B. Wolitzer, Philip R. Erlanger, Sanjiv Sobti, David J. Kim, Craig P. Sweeney and Daniel A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells securities issued by Washington Mutual and its affiliates ("Washington Mutual Securities") and Great Western and its affiliates ("Great Western Securities") for its own account and for the account of its customers, which transactions may result from time to time in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities, or option contracts or other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of May 5, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual's common shares; (ii) net "long" 27,434 shares of Washington Mutual's 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual's 7.60% preferred stock; (iv) net "long" 17,445 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred.

                                     -more-

     Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H.F. Ahamnson & Company, for which they received and may receive substantial fees, as well as reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain persons related to them against certain liabilities under the federal securities laws, arising out of their engagement. Each of Goldman Sachs and Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in
Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the proxy solicitation, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs's role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stock holders of Great Western: Joe Wender, John Mahoney, Andy Gordon, Todd Owens and Andrea Vitorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: Herb Lurie, Louis S. Wolfe, Paul Wetzel, Frank V. McMahon, John Esposito, Christopher Del-Moral Niles and Kavita Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell Great Western Securities and Washington Mutual Securities for its own account and for the accounts of its customers, which transactions may result from time to time in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts or other derivatives in or relating to Great Western Securities or Washington Mutual Securities.

     As of May 5, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (I) net "long" 9,273 of Great Western's common shares and (ii) net "long" $1 million of Great Western's deposit notes. As of May 5, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 2,326 of Great Western's common shares; and (ii) net "long" 1,526 of Washington Mutual's common shares.

                                      # # #


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